Exhibit 99.1

4 Parkway North, Suite 400

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 — cclose@cfindustries.com	847-405-2045 — mjarosick@cfindustries.com

Celso L. White Elected to

Board of Directors of CF Industries Holdings, Inc.

DEERFIELD, IL — October 11, 2018 — CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has elected Celso L. White, global chief supply chain officer of Molson Coors Brewing Company (NYSE: TAP), as an independent director of the company.

The election of Mr. White brings membership of the CF Industries Holdings, Inc. Board of Directors to eleven. He is expected to stand for re-election by stockholders at the company’s 2019 Annual Meeting.

“We are pleased to welcome Celso to the CF Industries’ Board,” said Stephen A. Furbacher, chairman of the board, CF Industries Holdings, Inc. “Celso’s global perspective, deep expertise in all aspects of the supply chain, understanding of the agriculture industry and background in engineering and environmental, health and safety issues will benefit the Board and our management team greatly. We look forward to his contributions as we work together to create long-term value for our stockholders.”

About Celso L. White

Mr. White, 56, is the global chief supply chain officer at Molson Coors Brewing Company. He is responsible for all aspects of the supply chain at Molson Coors from grain fields to finished product retailer distribution, including procurement; operations; planning; logistics and distribution; environmental health and safety; engineering; and technical innovation. Prior to this role, he was the company’s vice president of international supply chain.

Mr. White serves on the board of Colorado UpLift based in Denver, Colorado. He holds an MBA with a concentration in Operations Management from DePaul University and a B.S. degree in Electrical Engineering from Bradley University.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a highly cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and from a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

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